Exhibit (l)

Faegre Drinker Biddle & Reath LLP 320 South Canal Street, Suite 3300 Chicago, Illinois 60606 +1 312 569 1000 main +1 312 569 3000 fax

October 16, 2026

SEG Partners Long/Short Equity Fund

c/o Select Equity Group, L.P.

380 Lafayette Street

New York, New York 10003

RE:	SEG Partners Long/Short Equity Fund

Ladies and Gentlemen:

We have acted as counsel to SEG Partners Long/Short Equity Fund (the “Fund”), a Delaware statutory trust, in connection with the filing of the Fund’s registration statement on Form N-2, including any amendment thereto (the “Registration Statement”) (File Nos. 333-283244 and 811-24024), to register under the Securities Act of 1933, as amended (the “1933 Act”), shares of beneficial interest representing interests in the Fund. The Fund offers three classes of shares (the “Shares”): Class I Shares, Class A Shares and Class B Shares. The Fund is authorized to issue an unlimited amount of Shares.

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Fund’s Agreement and Declaration of Trust and By-Laws (collectively, the “Governing Documents”) and the resolutions adopted by the Board of Trustees of the Fund (the “Resolutions”) relating to the authorization of the sale and issuance of the Shares in a continuous public offering, and have considered such other legal and factual matters as we have deemed appropriate.

In all cases, we have assumed the legal capacity of each natural person signing the Registration Statement, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Fund. We have assumed that the Resolutions will still be in effect at the time the Shares are issued and have not been amended or rescinded. As to questions of fact material to this opinion, we have relied upon the accuracy of any certificates and other comparable documents of officers and representatives of the Fund, upon statements made to us in discussions with the Fund’s management and upon statements and certificates of public officials.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1.       The Shares will be issued in accordance with the Governing Documents and the Resolutions.

2.       The Shares will be issued against consideration therefor as described in the Registration Statement, and that such consideration will have been at least equal to the applicable net asset value.

Based on the foregoing, it is our opinion that:

1.       The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2.       When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund and that the holders of the Shares will be entitled to the same limitation of personal liability extended to shareholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Fund).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of the Fund.

We hereby consent to the use of our name and to the references to our firm under the caption “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and Statement of Additional Information included in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ FAEGRE DRINKER BIDDLE & REATH LLP
FAEGRE DRINKER BIDDLE & REATH LLP

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